COEUR D'ALENE, Idaho, March 18, 2018 -- Star Gold Corp. ("Star Gold" or the "Company") (OTC Markets: SRGZ) issued the following Letter to Shareholders:

Star Gold continues to advance its Longstreet Project (the “Project”) based in Nevada. As outlined in the Shareholder Letter dated January 23, 2017 the process for obtaining a permit to mine follows a fairly deﬁned path.

The steps (and progress thereon) are as follows:

STEP 1: Submission of the following reports:

•Wildlife and Biological Baseline Study (WBS) – COMPLETED. Part 2 of a Raptor Study will be undertaken in early April 2018 as a two-year study is required.

•Cultural and Archeology Study – COMPLETED

•Hydrology Study – IN PROGRESS (PENDING ISSUANCE OF A DRILLING PERMIT).

•Geochemical analysis – design of program IN PROGRESS for submission to State of Nevada.

•Plan of Operations Development (Mine Plan, Civil Engineering Designs) – IN PROGRESS and submission is planned for mid Q4 2018.

STEP 2: Granting of permission to proceed to a formal Environmental Impact Study (“EIS”). Permission is not automatically awarded and the relevant agencies may request further clariﬁcations prior to granting approval to commence an EIS.  Once authorization is approved, the Company expects the EIS will require approximately five months to complete.

STEP 3: Publishing the EIS and conducting the public comment period, followed by the issuance of a permit to mine the Project.

Project Details

Three critical steps remain till all the requisite reports can be completed and formally handed over to the United States Forest Service (the “USFS”) and the Bureau of Land Management (the “BLM”).

The first step requires Star Gold to drill a number of wells to conﬁrm hydrogeologic conditions and conﬁrm the water table depth in the Project area.  The Company expects to drill four to six water holes and anticipates drilling to commence upon securing water drilling plan approvalsfrom the USFS and BLM.

Next, the water table needs to be drilled and data collected and integrated into the mine plan.

611 E. Sherman Avenue, Coeur d'Alene, ID  83814

Telephone:  1-208-664-5066  Fax:  1-208-765-8520

www.stargoldcorp.com

Finally, the geochemistry of the deposit is required to be characterized.  Limited additional core drilling may also be necessary should the current core be deemed too old (due to the oxidation post drilling).

Corporate

During 2017, Star Gold management continued to be highly focused on using its financial resources to progress the Longstreet Project. The minimum necessary amount of resources were employed toward maintaining the essential corporate functions (a part-time CFO, legal, audit, etc.).

The Company closed a private placement in October 2017 which raised a total of $1,079,885.  The proceeds ensure the Company has sufficient financial resources to progress, without interruption, to the EIS phase of the project.

Star Gold’s management continues to be actively involved in driving the process towards the EIS phase.  It is this phase where value will, in the view of management, accrue to shareholders as very few viable new projects exist in Nevada at the current time.

For the third successive year, neither Star Gold Corp’s President nor any member of the board of directors drew salaries from the Company.  The officers and directors remain fully committed to the Project and devote significant time to ensuring all the steps are thoroughly planned and properly executed.

Management also re-iterates its desire to update, upon completion of the Plan of Operations, the existing economic model for the Project. Any updated economic model will be made available to shareholders.

The Company encourages all shareholders to review its periodic reports (on Forms 8-K, 10-Q and 10-K) ﬁled with the Securities and Exchange Commission; available at https://www.sec.gov/

About Star Gold Corp.

Star Gold is a gold exploration/development company with 125 unpatented claims located within the Walker Lane belt. The Company is currently focused on developing its flagship property, the Longstreet Property.  The Longstreet Property is located in Nye County, Nevada.

Investor Contact:

David Segelov

Office: 208-664-5066

Cell: 646-626-3356

dsegelov@stargoldcorp.com

info@stargoldcorp.com

Disclaimers

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors

611 E. Sherman Avenue, Coeur d'Alene, ID  83814

Telephone:  1-208-664-5066  Fax:  1-208-765-8520

www.stargoldcorp.com

that may cause the actual results, performance or achievements of Star Gold Corp (the Company) to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings.

611 E. Sherman Avenue, Coeur d'Alene, ID  83814

Telephone:  1-208-664-5066  Fax:  1-208-765-8520

www.stargoldcorp.com